EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                      SIX MONTHS ENDED     THREE MONTHS ENDED
                                          JUNE 30,              JUNE 30,
                                          --------              --------
                                      1996        1995       1996      1995
                                      ----        ----       ----      ----
Average shares outstanding           835,650    683,200    988,101   683,200
Average dilutive option shares        20,824     45,508     13,364    45,261
                                    --------   --------   --------   -------
Total average shares                 856,474    728,708  1,001,465   728,461
                                    ========   ========   ========   =======
Net income                          $446,594   $208,340   $246,506   $19,717
                                    ========   ========   ========   =======
Earnings per share                    $ 0.52     $ 0.29     $ 0.25    $ 0.03
                                    ========   ========   ========   =======

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